Exhibit 4.2

EXECUTION VERSION

AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

This Amended and Restated Registration Rights Agreement (this “Agreement”) is made and entered into as of December 16, 2016 among Quintana Energy Services LP, a Delaware limited partnership (the “Partnership”), Quintana Energy Services GP LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner” and, together with the Partnership, the “QES Parties”), QES Holdco LLC, a Delaware limited liability company (“QES Holdco”), Archer Holdco LLC, a Texas limited liability company (“Archer Holdco”), Geveran Investments Limited, a limited company registered in Cyprus (“Fredriksen Investor”), and Robertson QES Investment LLC, a Delaware limited liability company (“Robertson Investor” and, together with Archer Holdco and the Fredriksen Investor, the “Investors” and each individually, an “Investor”).

WHEREAS, the QES Parties and Archer Well Company Inc., a Texas corporation and the sole member of Archer Holdco, were parties to a Contribution Agreement, dated as of November 20, 2015 (the “Contribution Agreement”), pursuant to which the Partnership issued Common Units (as defined below) of the Partnership to the Partnership in consideration of certain interests contributed to the Partnership by Archer Well Company Inc., as further described in the Contribution Agreement; and

WHEREAS, in connection with the consummation of the transactions contemplated by the Contribution Agreement, and pursuant to the terms of the Contribution Agreement, the QES Parties, QES Holdco and Archer Holdco entered into that certain Registration Rights Agreement, dated December 31, 2015 (the “Original RRA”) in order to grant certain registration rights to Archer Holdco with respect to such Common Units; and

WHEREAS, QES Holdco currently owns 224,332,181 Common Units and Archer Holdco currently owns 177,750,751 Common Units; and

WHEREAS, pursuant to the Warrant Purchase Agreement, dated as of the date hereof (the “Warrant Purchase Agreement”), among the Partnership and the Investors, the Investors are each being issued Warrants (as defined below) by the Partnership; and

WHEREAS, in connection with the consummation of the transactions contemplated by the Warrant Purchase Agreement, the parties hereto desire to amend and restate the Original RRA by entering into this Agreement in order to grant certain registration rights to the Investors and QES Holdco as set forth below.

NOW, THEREFORE, in consideration of the foregoing and the mutual and dependent covenants hereinafter set forth, the parties hereto hereby amend and restate the Original RRA in its entirety and agree as follows:

1.    Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“Affiliate” of a Person means any other Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise; provided that, for the purposes of this Agreement, no Investor nor QES Holdco shall be deemed an Affiliate of any of the QES Parties and each of the QES Parties shall not be deemed Affiliates of any Investor or QES Holdco.

“Agreement” has the meaning set forth in the preamble.

“Archer Holdco” has the meaning set forth in the preamble.

“Board” means the board of managers (or any successor governing body) of the General Partner.

“Business Day” means any day other than a Saturday, a Sunday or a legal holiday for commercial banks in New York, New York.

“Commission” means the Securities and Exchange Commission or any other federal agency administering the Securities Act and the Exchange Act at the time.

“Common Units” means common units representing limited partner interests in the Partnership.

“Contribution Agreement” has the meaning set forth in the recitals.

“Controlling Person” means a “controlling person” within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act; provided that, for the purposes of this Agreement, none of the Investors nor QES Holdco shall be a deemed a “Controlling Person” of any of the QES Parties.

“DTC” has the meaning set forth in Section 5(q).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Fredriksen Investor” has the meaning set forth in the preamble.

“General Partner” has the meaning set forth in the preamble.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of law), or any arbitrator, court or tribunal of competent jurisdiction.

“Inspectors” has the meaning set forth in Section 5(h).

“Investors” has the meaning set forth in the preamble.

“Original RRA” has the meaning set forth in the recitals.

“Partnership” has the meaning set forth in the preamble and includes the Partnership’s successors by merger, acquisition, reorganization or otherwise.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Piggyback Registration” has the meaning set forth in Section 3(a).

“Piggyback Sale” has the meaning set forth in Section 3(a).

“Prospectus” means the prospectus or prospectuses included in any Registration Statement (including, without limitation, a prospectus that includes any information previously omitted from a prospectus filed as part of an effective Registration Statement in reliance on Rule 430A under the Securities Act or any successor rule thereto), as amended or supplemented by any prospectus supplement with respect to the terms of the offering of any portion of the Registrable Securities covered by such Registration Statement and by all other amendments and supplements to the prospectus, including post-effective amendments and all material incorporated by reference in such prospectus or prospectuses.

“QES Holdco” has the meaning set forth in the preamble.

“QES Parties” has the meaning set forth in the preamble.

“Registrable Securities” means (a) the Common Units owned by each of Archer Holdco and QES Holdco as of the date hereof and (b) any Common Units issued to any of the Investors upon the exercise of the Warrants held by such Investor, but only upon the issuance of such Common Units; provided, however, that such Common Units shall cease to be Registrable Securities when (i) such Common Units have been disposed of pursuant to an effective Registration Statement, (ii) such Common Units are sold under circumstances in which all of the applicable conditions of Rule 144 under the Securities Act (or any successor rule under the Securities Act) are met and all restrictive legends have been removed from such Common Units, (iii) such Common Units represent less than 2% of the aggregate number of Common Units then issued and outstanding and such Common Units become eligible for immediate sale pursuant to Rule 144 (or any successor rule under the Securities Act) without time, volume or manner of sale restrictions, or (iv) such Common Units cease to be outstanding.

“Registration Date” means the date on which the Partnership becomes subject to Section 13(a) or Section 15(d) of the Exchange Act.

“Registration Statement” means any registration statement of the Partnership, including a Prospectus, amendments and supplements to such registration statement, including post-effective amendments, all exhibits and all material incorporated by reference in such registration statement.

“Robertson Investor” has the meaning set forth in the preamble.

“Rule 144” means Rule 144 under the Securities Act or any successor rule thereto.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Selling Expenses” means all underwriting discounts, selling commissions and stock transfer taxes applicable to the sale of Registrable Securities, and fees and disbursements of counsel for any holder of Registrable Securities, except for the reasonable fees and disbursements of counsel for the holders of Registrable Securities required to be paid by the Partnership pursuant to Section 6.

“Shelf Registration” has the meaning set forth in Section 2(a).

“Shelf Registration Statement” has the meaning set forth in Section 2(a).

“Shelf Supplement” means a supplement to a prospectus for the purpose of effecting an offering pursuant to Rule 415 under the Securities Act or any successor rule thereto.

“Shelf Takedown” has the meaning set forth in Section 2(b).

“Shelf Takedown Notice” has the meaning set forth in Section 2(b).

“Warrant Purchase Agreement” has the meaning set forth in the recitals.

“Warrants” means (i) the warrants to purchase 56,971,395 Common Units issued to Archer Holdco, (ii) the warrants to purchase 56,971,395 Common Units issued to the Robertson Investor and (iii) the warrants to purchase 113,942,789 Common Units issued to the Fredriksen Investor, in each case issued pursuant to the Warrant Purchase Agreement and the terms of which are governed by the Warrant Agreement, dated as of the date hereof, by and among the Partnership and the Investors.

2.    Shelf Registration; Shelf Takedowns.

(a)    At such time as the Partnership shall have qualified for the use of a Registration Statement on Form S-3 or the then appropriate form for an offering to be made on a delayed or continuous basis pursuant to Rule 415 under the Securities Act or any successor rule thereto (a “Shelf Registration Statement”), each holder of Registrable Securities shall have the right to request the registration under the Securities Act of all or any portion of their Registrable Securities for an offering on a delayed or continuous basis pursuant to Rule 415 under the Securities Act or any successor rule thereto (a “Shelf Registration”). Such request for a Shelf Registration shall specify the number of Registrable Securities requested to be included in the Shelf Registration. Upon receipt of any such request, the QES Parties shall cause the Partnership to promptly (but in no event later than 5 Business Days following receipt thereof) deliver notice of such request to all other holders of Registrable Securities who shall then have 10 days from the date such notice is given to notify the Partnership in writing of their desire to be included in such registration. The QES Parties shall cause the Partnership to prepare and file with the Commission a Shelf Registration Statement covering all of the Registrable Securities that the holders thereof have requested to be included in such

Shelf Registration within 45 days after the date on which the initial request is given and shall use commercially reasonable efforts to cause such Shelf Registration Statement to be declared effective by the Commission as soon as practicable thereafter. Each Shelf Registration Statement shall provide for the resale pursuant to any method or combination of methods legally available to, and requested by, the holders of Registrable Securities. After the filing of a Shelf Registration Statement, and until all Registrable Securities covered by such Shelf Registration Statement have ceased to be Registrable Securities, the Partnership shall use its commercially reasonable efforts to ensure that such Shelf Registration Statement remains continuously effective.

(b)    At any time that the Shelf Registration Statement is effective, if a holder of Registrable Securities covered by such Shelf Registration Statement delivers a notice to the Partnership (a “Shelf Takedown Notice”) stating that the holder intends to effect an offering of all or part of its Registrable Securities included in such Shelf Registration Statement (a “Shelf Takedown”) and the Partnership is eligible to use such Shelf Registration Statement for such Shelf Takedown, then the QES Parties shall cause the Partnership to take all actions reasonably required, including amending or supplementing such Shelf Registration Statement, to enable such Registrable Securities to be offered and sold as contemplated by such Shelf Takedown Notice. Each Shelf Takedown Notice shall specify the number of Registrable Securities to be offered and sold under the Shelf Takedown. Upon receipt of a Shelf Takedown Notice, the Partnership shall promptly (but in no event later than 2 Business Days following receipt thereof) deliver notice of such Shelf Takedown Notice to all other holders of Registrable Securities who shall then have 5 Business Days from the date such notice is given to notify the Partnership in writing of their desire to be included in such Shelf Takedown. The QES Parties shall cause the Partnership to prepare and file with the Commission a Shelf Supplement as soon as practicable after the date on which it received the Shelf Takedown Notice and, if such Shelf Supplement is an amendment to such Shelf Registration Statement, shall use its commercially reasonable efforts to cause such Shelf Supplement to be declared effective by the Commission as soon as practicable thereafter.

(c)    The Partnership shall not be obligated to effect any Shelf Takedown within 120 days after the effective date of a previous Shelf Takedown in which holders of Registrable Securities were permitted to register the offer and sale under the Securities Act, and actually sold, at least 50% of the Registrable Securities requested to be included therein. Additionally, the Partnership shall not be obligated to effect any Shelf Takedown with respect to any offering that would reasonably be expected to result in net proceeds of less than $30 million to the participating holders. The Partnership may postpone for up to 120 days any Shelf Takedown and the filing of any Shelf Supplement if the Board determines in its reasonable good faith judgment that such Shelf Takedown would: (1) materially interfere with a significant acquisition, corporate organization, financing, securities offering or other similar transaction involving the Partnership; (2) require premature disclosure of material information that the Partnership has a bona fide business purpose for preserving as confidential; or (3) render the Partnership unable to materially comply with requirements under the Securities Act or Exchange Act; provided, that in such event the holders of a majority of the Registrable Securities initiating such Shelf Takedown shall be entitled to withdraw such request and, if such request for a Shelf-Takedown is withdrawn, such Shelf-Takedown shall not count as one of the permitted Shelf-Takedowns hereunder and the Partnership shall pay all registration expenses in connection with such registration. The Partnership may delay a Shelf Takedown hereunder only twice in any period of 12 consecutive months.

(d)    If a holder of the Registrable Securities initially requesting a Shelf Takedown elects to distribute the Registrable Securities covered by its request in an underwritten offering, it shall so advise the Partnership as a part of their request made pursuant to Section 2(a) or Section 2(b), and the Partnership shall include such information in its notice to the other holders of Registrable Securities. The Partnership, on the one hand, and the holders of Registrable Securities (pursuant to the consent of the holders of a majority of the Registrable Securities proposed to be included in such Shelf Takedown), on the other, shall each select an investment banking firm to act as one of the two managing underwriters in connection with such offering; provided, that such selection shall be subject to the consent of the other party, which consent shall not be unreasonably withheld or delayed.

(e)    The Partnership may include in any Shelf Takedown for an underwritten offering any securities that are not Registrable Securities on behalf of the Partnership or on behalf of a holder of Common Units that are not Registrable Securities if such holder has contractual piggyback registration rights and such securities are registered on a Shelf Registration Statement; provided, however, that if a Shelf Takedown involves an underwritten offering and the managing underwriter of the requested Shelf Takedown advises the Partnership and the holders of Registrable Securities in writing that in its reasonable and good faith opinion the number of Common Units proposed to be included in the Shelf Takedown, including all Registrable Securities and all other Common Units proposed to be included in such underwritten offering, exceeds the number of Common Units that can be sold in such underwritten offering and/or the number of Common Units proposed to be included in such Shelf Takedown would adversely affect the price per unit of the Common Units proposed to be sold in such underwritten offering, the QES Parties shall cause the Partnership to include in such Shelf Takedown (1) first, the Common Units that the holders of Registrable Securities propose to sell, and (2) second, the Common Units proposed to be included therein by any other Persons (including Common Units to be sold for the account of the Partnership and/or other holders of Common Units) allocated among such Persons in such manner as they may agree. If the managing underwriter determines that less than all of the Registrable Securities proposed to be sold can be included in such offering, then the Registrable Securities that are included in such offering shall be allocated pro rata among the respective holders thereof on the basis of the number of Registrable Securities owned by each such holder.

3.    Piggyback Registration.

(a)    Whenever the Partnership proposes the offer and sale of any of the Partnership’s Common Units or other securities under the Securities Act (other than a registration (i) pursuant to a Registration Statement on Form S-8 (or other registration solely relating to an offering or sale to employees or directors of either of the QES Parties pursuant to any employee stock plan or other employee benefit arrangement), (ii) pursuant to a Registration Statement on Form S-4 (or similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule thereto), or (iii) in connection with any dividend or distribution reinvestment or similar plan), whether for its own account or for the account of one or more partners of the Partnership (a “Piggyback Sale”), the Partnership shall give prompt written notice (in any event no later than 10 days prior to the initiation of such offer and sale) to the holders of Registrable Securities of its intention to effect such an offer and sale and, subject to Sections 3(b) and 3(c), shall include in such an offer and sale all Registrable Securities with respect to which the Partnership has received written requests for inclusion from the holders of Registrable Securities within 7 Business Days after the Partnership’s notice has been given to each such holder. The Partnership may postpone or withdraw such offering or sale at any time in its sole discretion.

(b)    If a Piggyback Sale is initiated as a primary underwritten offering on behalf of the Partnership and the managing underwriter advises the Partnership and the holders of Registrable Securities (if any holders of Registrable Securities have elected to include Registrable Securities in such Piggyback Sale) in writing that in its reasonable and good faith opinion the number of Common Units proposed to be included in such registration or takedown, including all Registrable Securities and all other Common Units proposed to be included in such underwritten offering, exceeds the number of Common Units that can be sold in such offering and/or that the number of Common Units proposed to be included in any such registration or takedown would adversely affect the price per unit of the Common Units to be sold in such offering, the QES Parties shall cause the Partnership to include in such registration or takedown (i) first, the Common Units that the Partnership proposes to sell; and (ii) second, the Common Units requested to be included therein by holders of Registrable Securities, allocated among such holders pro rata based on the number of Common Units held by each applicable holder or in such manner as they may agree.

(c)    If a Piggyback Sale is initiated as an underwritten offering on behalf of a holder of Common Units other than Registrable Securities, and the managing underwriter advises the Partnership in writing that in its reasonable and good faith opinion the number of Common Units proposed to be included in such registration or takedown, including all Registrable Securities and all other Common Units proposed to be included in such underwritten offering, exceeds the number of Common Units that can be sold in such offering and/or that the number of Common Units proposed to be included in any such registration or takedown would adversely affect the price per unit of the Common Units to be sold in such offering, the QES Parties shall cause the Partnership to include in such registration or takedown (i) first, the Common Units requested to be included therein by the holder(s) requesting such registration or takedown; and (ii) second, the Common Units requested to be included therein by the holders of Registrable Securities and by the other holders of Common Units (other than holders of Registrable Securities) with registration rights entitling them to participate in such underwritten offering, allocated among such holders pro rata on the basis of the number of Common Units held by each applicable holder or in such manner as they may agree.

(d)    If any Piggyback Sale is initiated as a primary underwritten offering on behalf of the Partnership, the Partnership shall select the investment banking firm or firms to act as the managing underwriter or underwriters in connection with such offering.

4.    Lock-up Agreement. Each holder of Registrable Securities agrees that in connection with any registered offering of the Common Units or other equity securities of the Partnership, and upon the request of the managing underwriter in such offering, if, after giving effect to the disposition of Common Units in such offering the holder of such Registrable

Securities would continue to own at least 10% of the total number of outstanding Common Units, such holder shall not, without the prior written consent of such managing underwriter, during the period commencing 10 days prior to the effective date of such registration and ending on the date specified by such managing underwriter (such period not to exceed 180 days without the prior written consent of a majority of the holders of Registrable Securities to be included in such offering), (a) offer, pledge, sell, contract to sell, grant any option or contract to purchase, purchase any option or contract to sell, hedge the beneficial ownership of or otherwise dispose of, directly or indirectly, any Common Units or any securities convertible into, exercisable for or exchangeable for Common Units (whether such units or any such securities are then owned by the holder or are thereafter acquired), or (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities, whether any such transaction described in clause (a) or (b) above is to be settled by delivery of Common Units or such other securities, in cash or otherwise. The foregoing provisions of this Section 4 shall not apply to sales of Registrable Securities to be included in such offering pursuant to Section 2 or Section 3(a). Each holder of Registrable Securities agrees to execute and deliver such other agreements as may be reasonably requested by the Partnership or the managing underwriter that are consistent with the foregoing or that are necessary to give further effect thereto. Notwithstanding anything to the contrary contained in this Section 4, each holder of Registrable Securities shall be released, pro rata, from any lock-up agreement entered into pursuant to this Section 4 in the event and to the extent that the managing underwriter or the Partnership permit any discretionary waiver or termination of the restrictions of any lock-up agreement pertaining to any officer, director or holders participating in the applicable offering.

5.    Registration Procedures. If and whenever the holders of Registrable Securities request that the offer and sale of any Registrable Securities be registered under the Securities Act or any Registrable Securities be distributed in a Shelf Takedown pursuant to the provisions of this Agreement, the QES Parties shall use their respective commercially reasonable efforts to cause the Partnership to effect the offer and sale of such Registrable Securities under the Securities Act in accordance with the intended method of disposition thereof, and pursuant thereto the QES Parties shall cause the Partnership as soon as reasonably practicable and as applicable to:

(a)    subject to Section 2, prepare and file with the Commission a Registration Statement covering such Registrable Securities and use its commercially reasonable efforts to cause such Registration Statement to be declared effective;

(b)    prepare and file with the Commission such amendments, post-effective amendments and supplements to such Registration Statement and the Prospectus used in connection therewith as may be necessary to keep such Registration Statement effective and to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities subject thereto for a period ending on the earlier of (i) 6 months after the effective date of such Registration Statement and (ii) the date on which all the Registrable Securities subject thereto have been sold pursuant to such Registration Statement;

(c)    within a reasonable time before filing such Registration Statement, Prospectus or amendments or supplements thereto with the Commission, furnish to one counsel selected by the holders of a majority of the Registrable Securities included in such Registration Statement, Prospectus or amendments or supplements thereto copies of such documents proposed to be filed, which documents shall be subject to the review, comment and approval of such counsel;

(d)    notify each selling holder of Registrable Securities, promptly after the Partnership receives notice thereof, of the time when such Registration Statement has been declared effective or a supplement to any Prospectus forming a part of such Registration Statement has been filed with the Commission;

(e)    furnish to each selling holder of Registrable Securities such number of copies of the Prospectus included in such Registration Statement (including each preliminary Prospectus) and any supplement thereto (in each case including all exhibits and documents incorporated by reference therein) and such other documents as such seller may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such seller;

(f)    use its commercially reasonable efforts to register or qualify such Registrable Securities under such other securities or “blue sky” laws of such jurisdictions as any selling holder reasonably requests and do any and all other acts and things which may be reasonably necessary or advisable to enable such holders to consummate the disposition in such jurisdictions of the Registrable Securities owned by such holders; provided, that the Partnership shall not be required to qualify generally to do business, subject itself to general taxation or consent to general service of process in any jurisdiction where it would not otherwise be required to do so but for this Section 5(f);

(g)    notify each selling holder of such Registrable Securities, at any time when a Prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event that would cause the Prospectus included in such Registration Statement to contain an untrue statement of a material fact or omit any fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, and, at the request of any such holder, the QES Parties shall cause the Partnership to prepare a supplement or amendment to such Prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such Prospectus shall not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

(h)    make available for inspection by any selling holder of Registrable Securities, any underwriter participating in any disposition pursuant to such Registration Statement and any attorney, accountant or other agent retained by any such holder or underwriter (collectively, the “Inspectors”), all financial and other records, pertinent corporate documents and properties of the Partnership, and cause the Partnership’s officers, directors and employees to supply all information reasonably requested by any such Inspector in connection with such Registration Statement;

(i)    provide a transfer agent and registrar (which may be the same entity) for all such Registrable Securities not later than the effective date of such registration;

(j)    use its commercially reasonable efforts to cause such Registrable Securities to be listed on each securities exchange on which the Common Units are then listed;

(k)    in connection with an underwritten offering, enter into such customary agreements (including underwriting and lock-up agreements in customary form) and take all such other customary actions as the holders of such Registrable Securities or the managing underwriter of such offering reasonably request in order to expedite or facilitate the disposition of such Registrable Securities (including, without limitation, making appropriate officers of the Partnership available to participate in “road show” and other customary marketing activities (including one-on-one meetings with prospective purchasers of the Registrable Securities));

(l)    otherwise use its commercially reasonable efforts to comply with all applicable rules and regulations of the Commission and make available to its holders an earnings statement (in a form that satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 under the Securities Act or any successor rule thereto) no later than thirty (30) days after the end of the 12-month period beginning with the first day of the Partnership’s first full fiscal quarter after the effective date of such Registration Statement, which earnings statement shall cover said 12-month period, and which requirement will be deemed to be satisfied if the Partnership timely files complete and accurate information on Forms 10-K, 10-Q and 8-K under the Exchange Act and otherwise complies with Rule 158 under the Securities Act or any successor rule thereto;

(m)    furnish to each selling holder of Registrable Securities and each underwriter, if any, with (i) a written legal opinion of the Partnership’s outside counsel, dated the closing date of the offering, in form and substance as is customarily given in opinions of registrants’ counsel to underwriters in underwritten registered offerings; and (ii) on the date of the applicable Prospectus, on the effective date of any post-effective amendment to the applicable Registration Statement and at the closing of the offering, dated the respective dates of delivery thereof, a “comfort” letter signed by the Partnership’s independent certified public accountants in form and substance as is customarily given in accountants’ letters to underwriters in underwritten registered offerings;

(n)    without limiting Section 5(f), use its commercially reasonable efforts to cause such Registrable Securities to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of the Partnership to enable the holders of such Registrable Securities to consummate the disposition of such Registrable Securities in accordance with their intended method of distribution thereof;

(o)    notify the holders of Registrable Securities promptly of any request by the Commission for the amending or supplementing of such Registration Statement or Prospectus or for additional information;

(p)    advise the holders of Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal at the earliest possible moment if such stop order should be issued;

(q)    cooperate with the holders of the Registrable Securities to facilitate the timely preparation and delivery of certificates representing the Registrable Securities to be sold pursuant to such Registration Statement free of any restrictive legends and representing such number of Common Units and registered in such names as the holders of the Registrable Securities may reasonably request a reasonable period of time prior to sales of Registrable Securities pursuant to such Registration Statement; provided, that the Partnership may satisfy its obligations hereunder without issuing physical stock certificates through the use of the facilities of The Depository Trust Company (“DTC”);

(r)    not later than the effective date of such Registration Statement, provide a CUSIP number for all Registrable Securities and provide the applicable transfer agent with printed certificates for the Registrable Securities which are in a form eligible for deposit with DTC; provided, that the Partnership may satisfy its obligations hereunder without issuing physical stock certificates through the use of the facilities of DTC;

(s)    take no direct or indirect action prohibited by Regulation M under the Exchange Act; provided, that, to the extent that any prohibition is applicable to the Partnership, the Partnership will take all commercially reasonable action to make any such prohibition inapplicable; and

(t)    otherwise use its commercially reasonable efforts to take all other steps necessary to effect the registration of such Registrable Securities contemplated hereby.

6.    Expenses. All expenses (other than Selling Expenses) incurred by the Partnership in complying with its obligations pursuant to this Agreement and in connection with the registration and disposition of Registrable Securities shall be paid by the Partnership, including, without limitation, all (i) registration and filing fees (including, without limitation, any fees relating to filings required to be made with, or the listing of any Registrable Securities on, any securities exchange or over-the-counter trading market on which the Registrable Securities are listed or quoted); (ii) underwriting expenses (other than fees, commissions or discounts); (iii) expenses of any audits incident to or required by any such registration; (iv) fees and expenses of complying with securities and “blue sky” laws (including, without limitation, fees and disbursements of counsel for the Partnership in connection with “blue sky” qualifications or exemptions of the Registrable Securities) of any domestic jurisdictions, reasonably requested by the holders of Registrable Securities; (v) printing expenses; (vi) messenger, telephone and delivery expenses; (vii) fees and expenses of the Partnership’s counsel and accountants; (viii) Financial Industry Regulatory Authority, Inc. filing fees (if any); and (ix) reasonable fees and expenses of one counsel for the holders of Registrable Securities participating in such registration as a group (selected by the holders of a majority of the Registrable Securities being sold in any offering). In addition, the Partnership shall be responsible for all of its internal expenses incurred in connection with the consummation of the transactions contemplated by this Agreement (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties) and the expense of any annual audits. All Selling Expenses relating to the offer and sale of Registrable Securities registered under the Securities Act pursuant to this Agreement shall be borne and paid by the holders of such Registrable Securities, in proportion to the number of Registrable Securities included in such registration for each such holder.

7.    Indemnification.

(a)    The Partnership shall indemnify and hold harmless, to the fullest extent permitted by law, each holder of Registrable Securities, such holder’s officers, directors, managers, members, partners, stockholders, employees and Affiliates, each underwriter, broker or any other Person acting on behalf of such holder of Registrable Securities and each other Controlling Person, if any, who controls any of the foregoing Persons, against all losses, claims, actions, damages, liabilities and expenses, joint or several, to which any of the foregoing Persons may become subject under the Securities Act or otherwise, insofar as such losses, claims, actions, damages, liabilities or expenses arise out of or are based upon any untrue or alleged untrue statement of a material fact contained in any Registration Statement, Prospectus, preliminary Prospectus, free writing prospectus (as defined in Rule 405 under the Securities Act or any successor rule thereto) or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of a Prospectus, preliminary Prospectus or free writing prospectus, in light of the circumstances under which they were made) not misleading; and shall reimburse such Persons for any legal or other expenses reasonably incurred by any of them in connection with investigating or defending any such loss, claim, action, damage or liability, except insofar as the same are caused by or contained in any information furnished in writing to the Partnership by such holder expressly for use therein or by such holder’s failure to deliver a copy of the Registration Statement, Prospectus, preliminary Prospectus, free writing prospectus (as defined in Rule 405 under the Securities Act or any successor rule thereto) or any amendments or supplements thereto (if the same was required by applicable law to be so delivered) after the Partnership has furnished such holder with a sufficient number of copies of the same prior to any written confirmation of the sale of Registrable Securities. This indemnity shall be in addition to any liability the Partnership may otherwise have.

(b)    In connection with any registration in which a holder of Registrable Securities is participating, each such holder shall furnish to the Partnership in writing such information as the Partnership reasonably requests for use in connection with any such Registration Statement or Prospectus and, to the extent permitted by law, shall indemnify and hold harmless, the Partnership, each director of the Partnership, each officer of the Partnership who shall sign such Registration Statement, each underwriter, broker or other Person acting on behalf of the holders of Registrable Securities and each Controlling Person who controls any of the foregoing Persons against any losses, claims, actions, damages, liabilities or expenses resulting from any untrue or alleged untrue statement of material fact contained in the Registration Statement, Prospectus, preliminary Prospectus, free writing prospectus (as defined in Rule 405 under the Securities Act or any successor rule thereto) or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of a Prospectus, preliminary Prospectus or free writing prospectus, in light of the circumstances under which they were made) not misleading, but only to the extent that such untrue statement or omission is contained in any information so furnished in writing by such holder; provided, that the obligation to indemnify shall be several, not joint and several, for each holder and shall not exceed an amount equal to the net proceeds (after underwriting fees, commissions or discounts) actually received by such holder from the sale of Registrable Securities pursuant to such Registration Statement. This indemnity shall be in addition to any liability the selling holder may otherwise have.

(c)    Promptly after receipt by an indemnified party of notice of the commencement of any action involving a claim referred to in this Section 7, such indemnified party shall, if a claim in respect thereof is made against an indemnifying party, give written notice to the latter of the commencement of such action. The failure of any indemnified party to notify an indemnifying party of any such action shall not (unless such failure shall have a material adverse effect on the indemnifying party) relieve the indemnifying party from any liability in respect of such action that it may have to such indemnified party hereunder. In case any such action is brought against an indemnified party, the indemnifying party shall be entitled to participate in and to assume the defense of the claims in any such action that are subject or potentially subject to indemnification hereunder, jointly with any other indemnifying party similarly notified to the extent that it may wish, with counsel reasonably satisfactory to such indemnified party, and after written notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be responsible for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof; provided, that, if (i) any indemnified party shall have reasonably concluded that there may be one or more legal or equitable defenses available to such indemnified party which are additional to or conflict with those available to the indemnifying party, or that such claim or litigation involves or could have an effect upon matters beyond the scope of the indemnity provided hereunder, or (ii) such action seeks an injunction or equitable relief against any indemnified party or involves actual or alleged criminal activity, the indemnifying party shall not have the right to assume the defense of such action on behalf of such indemnified party without such indemnified party’s prior written consent (but, without such consent, shall have the right to participate therein with counsel of its choice) and such indemnifying party shall reimburse such indemnified party and any Controlling Person of such indemnified party for that portion of the fees and expenses of any counsel retained by the indemnified party which is reasonably related to the matters covered by the indemnity provided hereunder. If the indemnifying party is not entitled to, or elects not to, assume the defense of a claim, it shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. In such instance, the conflicting indemnified parties shall have a right to retain one separate counsel chosen by the holders of a majority of the Registrable Securities included in the registration, at the expense of the indemnifying party.

(d)    If the indemnification provided for hereunder is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, claim, damage, liability or action referred to herein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amounts paid or payable by such indemnified party as a result of such loss, claim, damage, liability or action in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other hand in connection with the statements or omissions that resulted in such loss, claim, damage, liability or action as well as any other relevant equitable considerations; provided, that the maximum amount of liability in respect of such contribution shall be limited, in the case of each holder of Registrable Securities, to an amount equal to the net proceeds (after underwriting fees, commissions or discounts) actually received by such seller from the sale of Registrable Securities effected pursuant to such registration. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party, whether the violation of the Securities Act or any other similar federal or state securities laws or rule or regulation promulgated thereunder applicable to the Partnership and relating to action or inaction required of the Partnership in connection with any applicable registration, qualification or compliance was perpetrated by the indemnifying party or the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The parties agree that it would not be just and equitable if contribution pursuant hereto were determined by pro rata allocation or by any other method or allocation which does not take account of the equitable considerations referred to herein. No Person guilty or liable of fraudulent misrepresentation within the meaning of Section 11(f) of the Securities Act shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

8.    Participation in Underwritten Registrations. No Person may participate in any registration hereunder that is underwritten unless such Person (a) agrees to sell such Person’s securities on the basis provided in any underwriting arrangements approved by the Person or Persons entitled hereunder to approve such arrangements and (b) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements.

9.    Rule 144 Compliance. With a view to making available to the holders of Registrable Securities the benefits of Rule 144 and any other rule or regulation of the Commission that may at any time permit a holder to sell securities of the Partnership to the public without registration, after the Registration Date, the QES Parties shall cause the Partnership to:

(a)    use commercially reasonable efforts to make and keep public information available, as those terms are understood and defined in Rule 144, at all times after the Registration Date;

(b)    use commercially reasonable efforts to file with the Commission in a timely manner all reports and other documents required of the Partnership under the Securities Act and the Exchange Act, at any time after the Registration Date; and

(c)    furnish to any holder so long as the holder owns Registrable Securities, promptly upon request, (i) a written statement by the Partnership as to its compliance with the reporting requirements of Rule 144 and of the Securities Act and the Exchange Act, (ii) a copy of the most recent annual or quarterly report of the Partnership, (iii) such other reports and documents so filed or furnished by the Partnership as such holder may reasonably request in connection with the sale of Registrable Securities without registration and (iv) the opinion of the Partnership’s outside counsel, in form and substance reasonably acceptable to the transfer agent for the Common Units, relating to such matters as such transfer agent may reasonably request in connection with the removal of any restrictive legends contained on such Common Units.

10.    Recapitalization, Exchanges, Etc. Affecting the Securities. The provisions of this Agreement shall apply to the full extent set forth herein with respect to any and all Common Units of the Partnership or any successor or assign of the Partnership (whether by merger, consolidation, sale of assets or otherwise) that may be issued in respect of, in exchange for or in substitution of, the Registrable Securities or Warrants, and shall be appropriately adjusted for combinations, splits, recapitalizations, pro rata distributions and the like occurring on or after the date of this Agreement.

11.    Termination. This Agreement shall terminate and be of no further force or effect when there shall no longer be any Registrable Securities or Warrants outstanding; provided, that the provisions of Section 6 and Section 7 shall survive any such termination.

12.    Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given or made as follows: (a) if sent by registered or certified mail in the United States return receipt requested, upon receipt; (b) if sent by nationally recognized overnight air courier, one (1) Business Day after mailing; (c) if sent by facsimile transmission, when transmitted and receipt is confirmed; (d) if sent by e-mail transmission, with a copy sent on the same day in the manner provided in Section 12(a), Section 12(b) or Section 12(c), when transmitted and receipt is confirmed; and (v) if otherwise actually personally delivered, when delivered. All communications to the Parties shall be sent to the following addresses (or any other address that any such Party may designate by written notice to the other Parties):

If to the QES Parties:
1415 Louisiana Street
Suite 2400
Houston, TX 77008
Facsimile: (713) 751-7520
E-mail: rherndon@qeplp.com
Attention: D. Rogers Herndon

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
600 Travis, Suite 3300
Houston, TX 77002
Attention: Adam Larson
Facsimile No.: (713) 835-3601
E-mail: adam.larson@kirkland.com

If to Archer Holdco:

c/o Archer Well Company Inc.
12101 Cutten Road

Houston, Texas 77066
Attention: Legal
Facsimile: (281) 301-2795
E-mail: Legal@archerwell.com

with a copy (which shall not constitute notice) to:

Andrews Kurth Kenyon LLP
600 Travis, Suite 4200
Houston, Texas 77002
Attention: Henry Havre
Facsimile: (713) 220-4285
E-mail: HenryHavre@andrewskurth.com

If to Fredriksen Investor:

c/o Seatankers Management Co. Ltd
Correspondence address:
PO Box 53562, CY 3399 Limassol, Cyprus

and

Mailing address:
Deana Beach Apts
Block 1-Flat411, Fourth Floor
33 Promachon Eleftherias Street
Ayios Athanasios
CY4103-Limassol
Cyprus

If to Robertson Investor:

c/o Corbin J. Robertson, Jr.
1201 Louisiana Street, Suite 3400
Houston, Texas 77002
Attention: D. Rogers Herndon
Facsimile No.: (713) 751-7520
E-mail: rherndon@qeplp.com

with a copy (which shall not constitute notice) to:

Vinson & Elkins L.L.P.
2001 Ross Avenue
Dallas, TX 75201
Attn: Christopher R. Rowley
Facsimile No.: (214) 220-7700
E-mail: crowley@velaw.com

13.    Entire Agreement. This Agreement, together with the Warrant Purchase Agreement and the Warrant Agreement, and any related exhibits and schedules thereto, constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. Notwithstanding the foregoing, in the event of any conflict between the terms and provisions of this Agreement and those of the Warrant Purchase Agreement or the Warrant Agreement, the terms and conditions of this Agreement shall control.

14.    Successor and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. The QES Parties, collectively, may assign this Agreement at any time in connection with a sale or acquisition of the Partnership, whether by merger, consolidation, sale of all or substantially all of the Partnership’s assets, or similar transaction, without the consent of the Investors and QES Holdco; provided, that the successor or acquiring Person agrees in writing to assume all of the QES Parties’ rights and obligations under this Agreement. Each of the Investors and QES Holdco may assign its rights hereunder to any purchaser or transferee of Registrable Securities or Warrants; provided, that such purchaser or transferee shall, as a condition to the effectiveness of such assignment, be required to execute a counterpart to this Agreement agreeing to be treated as an Investor whereupon such purchaser or transferee shall have the benefits of, and shall be subject to the restrictions contained in, this Agreement as if such purchaser or transferee was originally included in the definition of an Investor herein and had originally been a party hereto.

15.    No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Agreement; provided, however, the parties hereto hereby acknowledge that the Persons set forth in Section 7 are express third-party beneficiaries of the obligations of the parties hereto set forth in Section 7.

16.    Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

17.    Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each of the parties hereto. No waiver by any party hereto of any default, misrepresentation or breach of warranty or covenant hereunder, regardless of whether intentional, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

18.    Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

19.    Remedies. Each holder of Registrable Securities, in addition to being entitled to exercise all rights granted by law, including recovery of damages, shall be entitled to specific performance of its rights under this Agreement. The Partnership acknowledges that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Agreement and the Partnership hereby agrees to waive the defense in any action for specific performance that a remedy at law would be adequate.

20.    Governing Law; Submission to Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware. Any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby may be instituted in the Delaware Chancery Courts located in Wilmington, Delaware, or, if such court shall not have jurisdiction, any federal court of the United States of America or other Delaware state court located in Wilmington, Delaware, and appropriate appellate courts therefrom, and each Party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding. Service of process, summons, notice or other document by mail to such Party’s address set forth herein shall be effective service of process for any suit, action or other proceeding brought in any such court. The Parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or any proceeding in such courts, and irrevocably waive and agree not to plead or claim in any such court that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

21.    Waiver of Jury Trial. Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement or the transactions contemplated hereby. Each party to this Agreement certifies and acknowledges that (a) no representative of any other party has represented, expressly or otherwise, that such other party would not seek to enforce the foregoing waiver in the event of a legal action, (b) such party has considered the implications of this waiver, (c) such party makes this waiver voluntarily, and (d) such party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 21.

22.    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

23.    Further Assurances. Each of the parties to this Agreement shall, and shall cause their controlled Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and to give effect to the transactions contemplated hereby.

(SIGNATURE PAGE FOLLOWS)

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

QUINTANA ENERGY SERVICES LP

By:	Quintana Energy Services GP LLC,
its general partner

By:	/s/ Rogers Herndon
Name:	Rogers Herndon
Title:	President and Chief Executive Officer

QUINTANA ENERGY SERVICES GP LLC

By:	/s/ Rogers Herndon
Name:	Rogers Herndon
Title:	President and Chief Executive Officer

QES HOLDCO LLC

By:	/s/ Rogers Herndon
Name:	Rogers Herndon
Title:	President and Chief Executive Officer

ARCHER HOLDCO LLC

By:	/s/ Max Bouthillette
Name:	Max Bouthillette
Title:	President

Amended and Restated Registration Rights Agreement

GEVERAN INVESTMENTS LIMITED

By:	/s/ Irene Theocharous
Name:	Irene Theocharous
Title:	Director

By:	/s/ Spyros Episkopou
Name:	Spyrous Episkopou
Title:	Director

ROBERTSON QES INVESTMENT LLC

By:	/s/ Corbin J. Robertson, Jr.
Name:	Corbin J. Robertson, Jr.
Title:	Manager

Amended and Restated Registration Rights Agreement

AMENDED AND RESTATED

REGISTRATION RIGHTS AGREEMENT

Counterpart Signature Page & Instrument of Joinder

The undersigned, Geveran Blocker, LI.C, is executing and delivering this Counterpart Signature Page & Instrument of Joinder pursuant to that certain Amended and Restated Registration Rights Agreement, effective as of December 19, 2016 (the “Registration Rights Agreement”), by and among Quintana Energy Services LP, a Delaware limited partnership (“QES LP”), Quintana Energy Services GP LLC, a Delaware limited liability company, QES Holdco LLC, a Delaware limited liability company, Archer Holdco LLC, a Texas limited liability company, Geveran Investments Limited, a limited company registered in Cyprus, and Robertson QES Investment LLC, a Delaware limited liability company. By executing and delivering this Counterpart Signature Page & Instrument of Joinder to QES LP, the undersigned hereby acknowledges receipt of a copy of the Registration Rights Agreement, confirms that the undersigned has reviewed the Registration Rights Agreement and agrees to be a party to, to be bound by, and to comply with the provisions of the Registration Rights Agreement as an “Investor” thereunder.

Accordingly, the undersigned has executed and delivered this Counterpart Signature Page & Instrument of Joinder as of the 11th day of May, 2017.

INVESTOR:	Geveran Blocker. LLC

	By:	/s/ Spyros Episkopou
	Name:	Spyros Episkopou
	Title:	Director

Accepted and Acknowledged by:	Quintana Energy Services LP

	By:	/s/ Rogers Herndon
	Name:	Rogers Herndon
	Title:	Chief Executive Officer